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                                                               Exhibit 23(23)(j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A (File No. 33-76250) of our report dated July 14, 2000 relating to the financial statements and financial highlights appearing in the May 31, 2000 Annual Report to the Shareholders of the Summit High Yield Fund and Summit Emerging Markets Bond Fund (separate portfolios constituting the Summit Investment Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.



PricewaterhouseCoopers LLP

Columbus, Ohio
September 28, 2000